Exhibit 10.2

AMENDMENT TO THE

2009 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN

OF

I.D. SYSTEMS, INC.

WHEREAS, I.D. Systems, Inc., a Delaware corporation (the “Company”), sponsors and maintains the Company’s 2009 Non-Employee Director Equity Compensation Plan (the “Plan”; capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Plan); and

WHEREAS, Section 15(a) of the Plan reserves to the Board of Directors of the Company (the “Board”) the right to amend, alter, suspend or terminate the Plan; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company to amend the Plan to provide that the Board, or the Compensation Committee of the Board (the “Committee”) in the event that the Board delegates its authority to the Committee, in its discretion, and without any restrictions or limitations, shall determine the vesting schedule with respect to all awards of Restricted Shares and Options made under the Plan after the date hereof;

NOW, THEREFORE, effective immediately, the Plan is hereby amended as follows:

A.          Section 8 of the Plan is hereby amended by deleting the first paragraph of said Section 8 in its entirety and replacing such paragraph with the following:

“8.      Terms of Restricted Stock Awards. Except as provided herein, Restricted Shares shall be subject to restrictions (“Restrictions”) prohibiting such Restricted Shares from being sold, transferred, assigned, pledged or otherwise encumbered or disposed of. The Board, or the Compensation Committee of the Board (the “Compensation Committee”) in the event that the Board delegates its authority hereunder to the Compensation Committee, shall determine the terms and conditions under which the Restrictions with respect to each award of Restricted Shares shall lapse; provided, however, that notwithstanding the foregoing, the Restrictions with respect to a Participant’s Restricted Shares shall lapse immediately in the event that (i) the Participant is removed from service as a Director (other than for Cause) before his or her term has expired (and does not continue as, or become, an employee of the Company or a subsidiary of the Company), (ii) the Participant is nominated for a new term as an Outside Director but is not elected by stockholders of the Company, (iii) the Participant ceases to be a member of the Board due to death, disability or mandatory retirement (if any), or (iv) if the Participant ceases to continue as a member of the Board or of the board of directors of a successor company following a Change in Control.”

B.          Section 9(c) of the Plan is hereby amended by deleting said Section 9(c) in its entirety and replacing such paragraph with the following:

“Vesting. Subject to Section 13 hereof, the Board, or the Compensation Committee in the event that the Board delegates its authority hereunder to the Compensation Committee, shall determine the exercise terms of all Options, including such terms as the Board or the Compensation Committee, as applicable, may determine to be applicable in the event that a Participant ceases to be a member of the Board due to death, disability or mandatory retirement (if any).”

Except as amended herein, the Plan shall continue in full force and effect, in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has executed this Amendment as evidence of its adoption by the Company this 16th day of March, 2012.

I.D. SYSTEMS, INC.

By:	/s/ Ned Mavrommatis

Title:	Chief Financial Officer

Witness:

/s/ Jeffrey M. Jagid